                                                                      Exhibit 12

                       Mitchell Energy & Development Corp.
                Computation of Ratio of Earnings to Fixed Charges
                          (dollar amounts in thousands)

                                                                                                                            Six
                                                                                                                           Months
                                                                  Fiscal Year Ended January 31                             Ended
                                               --------------------------------------------------------------------       July 31,
                                                  1991           1992           1993          1994            1995          1995
                                               ---------      ---------      ---------      ---------      ---------      -------
EARNINGS
Pretax earnings ..........................     $  60,484      $  73,188      $  60,022      $  47,376      $  70,551     $  3,891
Add (Deduct):
  Previously capitalized interest
     charged against pretax earnings .....         8,776         14,887          9,545         11,552         22,158       55,629(e)
  Losses of less-than-50%-owned persons...            23             26             99             32          1,104            3
  Fixed charges (see below) ..............        98,633         90,107         85,169         84,788         85,988       40,436
  Reverse effect of inclusion of interest
     capitalized in fixed charges ........       (44,253)       (37,460)       (34,161)       (33,956)       (33,011)     (13,945)
  Undistributed earnings of
     less-than-50%-owned persons .........       (11,690)       (10,521)       (10,305)        (3,594)          (914)      (1,688)
                                               ---------      ---------      ---------      ---------      ---------      -------
                                               $ 111,973      $ 130,227      $ 110,369      $ 106,198      $ 145,876      $84,326
                                               =========      =========      =========      =========      =========      =======
FIXED CHARGES
Interest expense incurred
  Consolidated (a) (c) ...................     $  92,874      $  84,025      $  77,451      $  75,252      $  71,570     $ 33,566
  50%-owned persons ......................         3,670          3,284          4,609          6,236          7,912        5,270
  Less-than-50%-owned persons ............             -              -              -              -          3,032(b)         -
                                               ---------      ---------      ---------      ---------      ---------     --------
                                                  96,544         87,309         82,060         81,488         82,514       38,836
Portion of rental expense
  representing interest (d) ..............         2,089          2,798          3,109          3,300          3,474        1,600
                                               ---------      ---------      ---------      ---------      ---------      -------
                                               $  98,633      $  90,107      $  85,169      $  84,788      $  85,988      $40,436
                                               =========      =========      =========      =========      =========      =======
RATIO OF EARNINGS TO FIXED CHARGES .......          1.14           1.45           1.30           1.25           1.70         2.09
                                               =========      =========      =========      =========      =========      =======


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(a)  Consists of interest expense as reported in consolidated statements of earnings and interest expense related to finance operations which is reported as costs and expenses in the consolidated statements of earnings.

(b) Related to the Company's guaranty covering $58,667,000 of indebtedness of Belvieu Environmental Fuels (BEF), a 33.33%-owned entity, under which it could have been required to perform prior to the conversion of this indebtedness to a five-year term loan in August 1995.

(c) At July 31, 1995, the Company had outstanding guaranties of approximately $81,800,000 of indebtedness of less-than-50%-owned partnerships and approximately $4,400,000 of indebtedness of unaffiliated, nonprofit institutions under which it has not been, nor is it expected that it will be, required to perform. Fixed charges related to these outstanding borrowings, estimated at approximately $3,300,000 for the six-month period ended July 31, 1995, have been excluded from the reported fixed charges.

(d)  Represents one-third of rental expense under operating lease agreements.

(e) Second quarter real estate property write-downs included $48,707,000 of previously capitalized interest.